                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        $125.00
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

    The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, were first mailed to shareholders on or about January 3, 1995. The address of the principal executive office of the Company is 2601 South Eastern Avenue, Los Angeles, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

    At the Company's Annual Meeting of Shareholders, presently scheduled for March 14, 1995, the 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares, and three directors will be elected by the holders of the Company's Class B Shares.

    In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of such shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

    The  Advisory  Ballot contains  the  names of  21  persons, 15  of  whom are incumbent directors and four of whom have been designated as representing Northern California shareholders. Of the four representing Northern California shareholders, the Nominating Committee will nominate for election at least two of these persons whether or not they are among the 12 persons receiving the highest number of votes on the Advisory Ballot. The two to be nominated will be those receiving the highest number of votes from among the four persons designated in the Advisory Ballot as representing Northern California shareholders. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the 12 persons receiving the highest number of votes. However, such results are advisory only and are not binding on the Nominating Committee, and the Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

    The Nominating Committee will consider the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered ONLY if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                 ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

    As of December 16, 1994, the Company had outstanding 48,700 Class A Shares held 100 shares each by 487 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

Louis A. Amen*         Willard R. MacAloney*
John Berberian*        Jay McCormack*
Del Clegg, Jr. (N)     Louis Melillo
William C. Evans* (N)  Morrie Notrica*
John Fujieki, Jr.      Michael A. Provenzano*
Gene A. Fulton*        Edward J. Quijada
Lyle A. Hughes*        Allan Scharn*
Darioush Khaledi*      Farid (Mike) Shalabi
Mark Kidd* (N)         James R. Stump*
Leonard R. Leum*       Kenneth Young* (N)
Richard L. London

    In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

    The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE JANUARY 20, 1995.

    The Company's independent accountants, Coopers & Lybrand, L.L.P., will tabulate the vote on the Advisory Ballot.

    The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling, mailing and tabulation of the Advisory Ballots, this Statement and related material, will be paid by the Company.

                             PRINCIPAL STOCKHOLDERS

    As of December 16, 1994, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Alpha Beta Company and Bay Area Warehouse Stores, Inc. 777 South Harbor Boulevard, La Habra, California 90631 (35,313 Class B Shares or approximately 9.09% of the outstanding Class B Shares) (Cala Co., Alpha Beta Company and Bay Area Warehouse Stores, Inc. are wholly owned by Food 4 Less Supermarkets, Inc. which has the same address and is in turn wholly owned by The Yucaipa Companies, 250 West First Street, Suite 202, Claremont, California 91711); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (30,346 Class B Shares or approximately 7.82% of the outstanding Class B Shares).

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 16, 1994, by each director or his affiliated company, including the directors elected by the holders of the Company's Class B Shares, by each person or his affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  Louis A. Amen
   Super A Foods, Inc.....................    100          0.21%         9,850         2.67%
  John Berberian
    Berberian Enterprises, Inc............    100          0.21%         7,615         2.06%
  Del Clegg, Jr.
    Alpine Colony Enterprises, Inc........    100          0.21%           746         0.20%
  William C. Evans
    Twain Harte Market, Inc. .............    100          0.21%           298         0.08%
  John Fujieki, Jr.
    Star Markets, Ltd.....................    100          0.21%         8,380         2.27%
  Gene A. Fulton
    Jensen's Complete Shopping, Inc. .....    100          0.21%         1,555         0.42%
  Lyle A. Hughes
    Yucaipa Food Fair, Inc.(1)............    100          0.21%           694         0.19%
  Roger K. Hughes
    Hughes Markets, Inc.(1)(2)............    100          0.21%        30,346         8.23%
  Darioush Khaledi
    K. V. Mart Co. .......................    100          0.21%        11,646         3.16%
  Mark Kidd
    Mar-Val Food Stores, Inc. ............    100          0.21%         1,675         0.45%
  Leonard R. Leum
    Pioneer Foods, Inc. ..................    100          0.21%         3,181         0.86%
  Richard L. London
    Major Market, Inc. ...................    100          0.21%         1,491         0.40%
  Willard R. MacAloney
    Mac Ber, Inc..........................    100          0.21%         2,523         0.68%
  Jay McCormack
    Alamo Market(3).......................    100          0.21%           732         0.20%
  Louis Melillo
    Louis Foods, Inc......................    100          0.21%           855         0.23%
  Morrie Notrica
    Joe Notrica, Inc. ....................    100          0.21%         7,542         2.04%
  Michael A. Provenzano
    Pro & Son's, Inc. ....................    100          0.21%           672         0.18%
  Edward J. Quijada
    Tresierras Brothers Corporation.......    100          0.21%         2,623         0.71%
  Allan Scharn
    Gelson's Markets(4)...................    100          0.21%         7,485         2.03%
  Farid (Mike) Shalabi
    R-Ranch Markets, Inc..................    100          0.21%         1,868         0.51%

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  James R. Stump
    Stump's Market, Inc. .................    100          0.21%         1,866         0.51%
  Michael A. Webb
    SavMax Foods, Inc.(2).................    100          0.21%         8,410         2.28%
  Kenneth Young
    Jack Young's Supermarkets(5)..........    100          0.21%         2,649         0.12%
                                            ------          ---    -----------        -----
                                            2,300          4.72%       114,702        31.10%
                                            ------          ---    -----------        -----
                                            ------          ---    -----------        -----

- ------------------------
(1)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(2)  Elected by holders of Class B Shares.

(3) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares.

(4) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(5) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 343 Class B Shares. (0.09% of the outstanding Class B Shares).

    During fiscal 1994, directors Jay McCormack and Kenneth Young each failed to file timely with the Securities and Exchange Commission one report respecting his beneficial ownership of Class A Shares, as required by Section 16(a) of the Securities Exchange Act of 1934. In each case, the late filing related to a single transaction for which such filing was required.

    The following table sets forth the present directors of the Company, including the directors elected by the holders of the Company's Class B Shares, the year such directors were first elected to the Board of Directors, those persons named in the Advisory Ballot who are not directors of the Company, and certain other information.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/94   ELECTED               DURING LAST 5 YEARS
- ------------------------------  ---------  -------  ---------------------------------------------
Louis A. Amen                      65       1974    President, Super A Foods, Inc.
John Berberian                     43       1991    President,   Berberian   Enterprises,   Inc.,
                                                     operating Jons Markets
Del Clegg, Jr.                     38        --     Vice President  and General  Manager,  Alpine
                                                     Colony  Enterprises, Inc.,  operating Cookie
                                                     Crock Market
William C. Evans                   62       1994    President, Twain Harte Market, Inc.
John Fujieki, Jr.                  45        --     Senior Vice President  of Star Markets,  Ltd.
                                                     since  1992; formerly Vice President/Special
                                                     Projects of Star Markets, Ltd.
Gene A. Fulton                     55       1994    President-Owner, Jensen's Complete  Shopping,
                                                     Inc., operating Jensen's Finest Foods
Lyle A. Hughes (1)                 57       1987    General  Manager,  Yucaipa  Food  Fair, Inc.,
                                                     operating Calimesa Food Fair
Roger K. Hughes (1)(2)             60       1985    Chairman of  the Board  and Director,  Hughes
                                                     Markets, Inc.
Darioush Khaledi                   48       1993    Chairman  of  the Board  and  Chief Executive
                                                     Officer, K. V. Mart Co., operating Top  Valu
                                                     Markets and Valu Plus Food Warehouse
Mark Kidd                          44       1992    President, Mar-Val Food Stores, Inc.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/94   ELECTED               DURING LAST 5 YEARS
- ------------------------------  ---------  -------  ---------------------------------------------
Leonard R. Leum                    68       1974    President,  Pioneer  Foods,  Inc.,  operating
                                                     Pioneer Supermarkets
Richard L. London                  59        --     President and Chief Executive Officer,  Major
                                                     Market, Inc.
Willard R. MacAloney               59       1981    President  and  Chief Executive  Officer, Mac
                                                     Ber, Inc., operating Jax Market
Jay McCormack                      44       1993    Owner-Operator, Alamo Market; Co-owner,  Glen
                                                     Avon Market
Louis Melillo                      68        --     President-Owner,   Louis  Foods  Supermarket;
                                                     President-Owner Fiesta Farms Market
Morrie Notrica                     65       1988    President and  Chief Operating  Officer,  Joe
                                                     Notrica,  Inc., operating  The Original 32nd
                                                     Street Market
Michael A. Provenzano              52       1986    President,  Pro  &  Son's,  Inc.,   operating
                                                     Southland    Market;   formerly   President,
                                                     Carlton's Market, Inc.
Edward J. Quijada                  47        --     Executive Vice President, Tresierras Brothers
                                                     Corporation
Allan Scharn                       59       1988    President, Gelson's Markets
Farid (Mike) Shalabi               34        --     President  and   Chief   Executive   Officer,
                                                     R-Ranch Markets, Inc.
James R. Stump                     56       1982    President, Stump's Market, Inc.
Michael A. Webb (2)                37       1992    President and Chief Executive Officer, SavMax
                                                     Foods, Inc.
Kenneth Young                      50       1994    Vice  President,  Jack  Young's Supermarkets;
                                                     Vice President, Bakersfield Food City,  Inc.
                                                     dba Young's Markets

- ------------------------
(1)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(2)  Elected by holders of Class B Shares.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of ten meetings during the fiscal year ended September 3, 1994. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which presently consists of Lyle Hughes, Leonard R. Leum and Kenneth Young, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

    The Company has a Personnel and Executive Compensation Committee which presently consists of Louis A. Amen, Darioush Khaledi, Leonard R. Leum, James R. Stump and Michael A. Webb, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

    The Company has a Nominating Committee which presently consists of Gene A. Fulton, Mark Kidd, Jay McCormack, Morrie Notrica and James R. Stump who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met four times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (presently consisting of Directors Louis A. Amen, Darioush Khaledi, Leonard R. Leum, James R. Stump, Michael A. Webb, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    No member of the Personnel and Executive Compensation Committee is, or has been at any time in the past, an officer or employee of the Company or any of its subsidiaries.

REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

    The principal components of the Company's executive compensation program consist of an annual salary which is set on a calendar year basis, an annual cash bonus the payment of which is dependent upon Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

    In determining officer salaries, including that of the Chief Executive Officer (CEO), the Personnel and Executive Compensation Committee's policy is to set salaries at levels which recognize officer performance, are commensurate with the responsibilities assigned to the various officer positions, and will enable the Company to attract and retain highly qualified executives for its officer positions.

    In considering officer salaries for calendar year 1994, the Committee took note of the on-going cost reduction efforts implemented by the officer group under the direction of the CEO. These efforts were undertaken in response to the significant volume declines experienced by the Company as a result of a reduction in purchases by certain large retailers who commenced self-distribution programs or were acquired by chains already engaged in self-distribution. These efforts resulted in the consolidation of Company operations into fewer facilities, the disposition of certain unprofitable operations and substantial savings in payroll expenses through significant reductions in the number of employees.

    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1994.

ANNUAL BONUSES

    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of net income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of net income, with the percentage varying depending on the level of net income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus may be awarded to the CEO in an amount determined by the Board of Directors based on its evaluation of the CEO's performance during the preceding fiscal year.

    As disclosed in the Summary Compensation Table, no bonuses have been awarded to the CEO and the named executives during the periods reported, and no bonuses have been awarded to the other officers of the Company during those periods.

BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employees' Excess Benefit and Supplemental Deferred

Compensation Plan, which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1994 for the benefit of the CEO and the other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides life insurance benefits to its officers pursuant to an Executive Salary Protection Plan Life Insurance Agreement. Premiums paid by the Company to provide this benefit to the CEO and the other named executive officers are also set forth in the footnotes to the Summary Compensation Table.

    Personnel and Executive Compensation Committee Members
    Paul H. Gerrard, Chairman
    Louis A. Amen
    George G. Golleher
    Darioush Khaledi
    Leonard R. Leum
    Willard R. MacAloney
    Michael A. Webb

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                     -----------------------------------------------
                                     FISCAL                           OTHER ANNUAL        ALL OTHER
  NAME AND PRINCIPAL POSITION (1)     YEAR   SALARY ($)(2) BONUS ($) COMPENSATION ($)  COMPENSATION ($)
- -----------------------------------  ------  ------------  --------  ---------------  ------------------
Everett W. Dingwell II                1994       342,500        0          1,121               41,745(3)
 Corporate Chairman                   1993       311,539        0          1,411               39,424
                                      1992       275,000        0            213               49,993
Alfred A. Plamann                     1994       236,827        0            205               31,431(4)
 President & CEO                      1993       164,808        0            310               25,419
                                      1992       157,500        0            212               22,508
Donald W. Dill                        1994       163,366        0            576               38,127(5)
 Senior Vice President                1993       153,346        0          1,016               37,392
                                      1992       147,500        0            411               40,113
Gerald F. Friedler,                   1994       209,471        0            260               28,927(6)
 Senior Vice President                1993       200,000        0            787               37,809
                                      1992       200,000        0             35               26,095
Donald G. Grose                       1994       143,760        0            438               31,700(7)
 Senior Vice President                1993       135,116        0            955               30,372
                                      1992       129,000        0            187               30,956
Charles J. Pilliter                   1994       167,577        0            127               20,591(8)
 Senior Vice President                1993       151,924        0            188               18,240
                                      1992       142,524        0              0               16,854

- ------------------------
(1) Mr. Dingwell held the position of President and CEO from January 1990 until January 31, 1994. Mr. Friedler resigned effective September 4, 1994.

(2) It should be noted that while the table presents salary information on a fiscal year basis, salary is paid by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.

(3)  Consists of  an $7,217  Company contribution  to the  Company's  Employees'
     Sheltered  Savings Plan,  a $20,206  Company contribution  to the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $14,322  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.

(4)  Consists of an  $14,507 Company  contribution to  the Company's  Employees'
     Sheltered  Savings  Plan, a  $4,062 Company  contribution to  the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $12,862  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.

(5)  Consists of  an $9,810  Company contribution  to the  Company's  Employees'
     Sheltered  Savings  Plan, a  $2,700 Company  contribution to  the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $25,617  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.

(6)  Consists of an  $14,520 Company  contribution to  the Company's  Employees'
     Sheltered  Savings  Plan, a  $2,669 Company  contribution to  the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $11,738  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.

(7)  Consists of  an $7,172  Company contribution  to the  Company's  Employees'
     Sheltered  Savings  Plan, a  $3,754 Company  contribution to  the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $20,774  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.

(8)  Consists of an  $11,531 Company  contribution to  the Company's  Employees'
     Sheltered Savings Plan, and $9,060 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance
     Agreement with the officer.

    In September 1994, the Board of Directors of Certified authorized a modification in the Company's Executive Salary Protection Plan ("ESPP"), which provided an in-service death benefit and post-termination retirement income to the Company officers as a select group of employees. The amended plan, called the Company's Executive Salary Protection Plan ("ESPP II"), will provide an in-service death benefit, but will also provide additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit will be facilitated through the purchase of life insurance policies, the premiums of which will be paid by the Company and participant contributions. The cost to the Company is anticipated to approximate the cost of the prior plan. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of .95% of earnings up to the covered compensation amount, plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables. Benefits are subject to deduction for Social Security attributable to the covered compensation.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on September 3, 1994 at the age of 65.

                               PENSION PLAN TABLE

                                                                         YEARS OF SERVICE
                                                    ----------------------------------------------------------
REMUNERATION                                        5 YEARS   10 YEARS  15 YEARS  20 YEARS  25 YEARS  33 YEARS
- --------------------------------------------------  --------  --------  --------  --------  --------  --------
 $100,000.........................................   $26,008   $52,016   $67,989   $69,032   $69,982  $ 71,576
  125,000.........................................    32,530    65,060    85,055    86,369    87,591    89,620
  150,000.........................................    39,052    78,103   102,120   103,706   105,200   107,664
  175,000.........................................    45,302    90,603   110,801   119,956   121,450   123,914
  200,000.........................................    51,552   100,688   110,801   121,376   131,335   140,164
  225,000.........................................    57,802   100,688   110,801   121,376   131,335   147,763
  250,000.........................................    64,052   100,688   110,801   121,376   131,335   147,763
  300,000.........................................    76,552   100,688   110,801   121,376   131,335   147,763
  350,000.........................................    89,052   100,688   110,801   121,376   131,335   147,763
  400,000.........................................    90,344   100,688   110,801   121,376   131,335   147,763
  450,000.........................................    90,344   100,688   110,801   121,376   131,335   147,763

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wages during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two (62). To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of service credited. The ESPP II annual benefit upon retirement shall not exceed $80,000 and will be paid over a 15-year certain benefit. Lesser amounts are payable if the executive retires before age sixty-five (65). The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of September 3, 1994, credited years of service for named officers are: Mr. Dingwell, 26 years; Mr. Plamann, 5 years;
Mr. Dill, 36 years; Mr. Grose, 13 years; and Mr. Pilliter, 18 years. Mr. Friedler, due to his resignation during September 1994, is not vested in the ESPP II.

DIRECTOR COMPENSATION

    Each director receives a fee of $300 for each regular board meeting attended, $100 for each committee meeting attended and $100 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

                                    [CHART]

                                                     COMPANY    PEER ISSUERS   S&P 500
                                                   -----------  ------------  ----------
1989.............................................       100.0       100.0         100.0
1990.............................................       103.1       106.9          91.8
1991.............................................        97.0       112.1         112.5
1992.............................................        92.3       118.4         117.8
1993.............................................        92.9       125.9         131.9
1994.............................................        92.6       134.5         135.3

Assumes  $100 invested on August  31, 1989 in Company
common stock, S&P 500  Index and Peer Issuers  common
stock
 * Total return assumes reinvestment of dividends
**  Fiscal years ended September  1, 1990, August 31,
   1991,  August  29,  1992,  August  28,  1993   and
   September 3, 1994

                    TRANSACTIONS WITH MANAGEMENT AND PERSONS
                          NAMED IN THE ADVISORY BALLOT

    All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. During the fiscal year ended September 3, 1994, no director of the Company or person named in the Advisory Ballot who is not a director (nor the firms with which such directors and persons are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

    In fiscal 1994, Grocers Capital Company ("GCC"), a subsidiary, acquired an additional 25,000 shares of preferred stock of SavMax Foods, Inc. ("SavMax"), of which director Michael A. Webb is the President and a shareholder. The purchase price was $100 per share. At the time, GCC owned 40,000 shares of preferred stock of SavMax which it acquired in fiscal 1992. As part of the new purchase of preferred stock, the annual cumulative dividend on the 65,000 shares of preferred stock owned by GCC was increased from $8.25 per share to $8.50 per share, payable quarterly. Mandatory partial redemption of this stock at a price of $100 per share began in 1994 and will continue annually thereafter for eight years, at which time the stock is to be completely retired. GCC also purchased from Mr. Webb and another member of his immediate family, 10% of the common stock of SavMax for a price of $2.3 million. In connection with this purchase, Mr. Webb, SavMax and GCC agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. Webb, and rights to have its common shares included in certain registered public offerings of common stock which may be made by SavMax. In addition, GCC has certain rights, at its option, to require that SavMax repurchase GCC's shares, and SavMax has certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, SavMax entered into a seven year supply agreement with the

Company (to replace an existing supply agreement) whereunder SavMax is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    The Company guarantees certain obligations of SavMax under three leases of market premises located in Sacramento, San Jose and San Leandro, California. Each of these guaranties relates to the obligation of SavMax to pay base rent, common area maintenance charges, real estate taxes and insurance during the initial 20 year terms of these leases. However, the guaranties are such that the Company's obligation under each of them is limited to an amount equal to sixty monthly payments (which need not be consecutive) of the obligations guaranteed. Base rent is $40,482 per month under the Sacramento lease and $56,756 per month under the San Jose lease, in each case subject to a 7 1/2% increase at the end of each five years. Base rent is $42,454 per month under the San Leandro lease, subject to a 10% increase at the end of each five years. In consideration of these guaranties, the Company receives a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    During fiscal year 1993, the Company leased certain market premises to be constructed and located in Sacramento, California, and in turn subleased the premises to SavMax. The sublease to SavMax provides for a term of twenty years, without options to extend, although SavMax has the option to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The premises will consist of approximately 50,000 square feet and annual base rent under the sublease is at the following per square foot rates: $8.00 during years 1 and 2; $8.40 during years 3 through 5; $8.82 during years 6 through 10; $9.26 during years 11 through 15; and, $9.72 during years 16 through 20. In addition, the Company receives monthly an additional amount equal to 5% of the base monthly rent.

    The Company guarantees certain obligations of SavMax under two leases of market premises located in Ceres and Vacaville, California. The leases have initial terms expiring in January 2005 and April 2007, respectively. Base monthly rent under the Ceres lease is presently $29,970, increasing to $32,175 and $34,425 in January of 1995 and 2000, respectively. Base monthly rent under the Vacaville lease is presently $29,167, increasing by $25,000 per year in April of 1997 and 2002. In consideration of these guaranties, the Company will receive a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    In fiscal 1993, GCC acquired one hundred fifty (150) shares of preferred stock and three hundred thousand (300,000) shares of common stock of Major Market, Inc. ("MMI"), of which nominee Richard L. London is the President and a shareholder, for a price of approximately $1.5 million. GCC is finalizing an agreement with MMI whereunder MMI will repurchase all of the preferred stock and two hundred eighty-two thousand six hundred (282,600) shares of the common stock for a price of $2.7 million, of which $2,580,000 will be represented by a seven-year promissory note from MMI to GCC. The promissory note will bear interest at prime plus two percent, adjusted quarterly, and will be secured by the assets of MMI. As additional security, GCC will receive a guarantee from Mr. London and a pledge of his shares in MMI. In connection with this repurchase, Mr. London, MMI, GCC and certain other shareholders of MMI will agree that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. London, and rights to have its common shares included in certain registered public offerings of common stock which may be made by MMI. In addition, GCC will have certain rights, at its option, to require that MMI repurchase GCC's shares, and MMI will have certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, MMI will enter into a seven-year supply agreement with the Company (to replace an existing supply agreement) whereunder MMI will be required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement will be subject to earlier termination in certain situations.

    The Company is presently negotiating a lease of certain market premises to be constructed and located in Los Angeles, California, and which the Company proposes to sublease to R-Ranch Markets, Inc., of which nominee Farid (Mike) Shalabi is the President and a shareholder. The term of the lease will be fifteen years, with four five-year options to extend. The premises are expected to contain approximately 20,000 square feet. Base rent during the initial term will be $9.00 per square foot, increasing by 15% during the first option period and 5% during each of the three remaining option periods. In connection with its proposed sublease of the premises to R-Ranch Markets, the Company would receive monthly an additional rent equal to 5% of the base monthly rent.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which Director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial 15 year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Stores, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    In fiscal 1994, GCC guaranteed a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Mr. Khaledi is a general partner. The term of the loan is eight years and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to $210,000 of the principal amount of the loan. In consideration of its guarantee, GCC will receive an annual fee from K.V. Mart Co. equal to 5% of the guarantee amount.

    Grocers General Merchandise Company (GGMC), a subsidiary of the Company, and Food 4 Less GM, Inc. (F4LGM), an indirect subsidiary of Food 4 Less
Supermarkets, Inc., are parties to a joint venture agreement. Under the agreement, GGMC and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution. The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with Golden Alliance Distribution providing for the purchase of general merchandise products from Golden Alliance Distribution.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 9, 1995. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE NOMINATING
                                          COMMITTEE OF THE BOARD OF
                                          DIRECTORS
Dated: January 3, 1995

                                          DAVID A. WOODWARD, CORPORATE SECRETARY

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 3, 1994, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                ADVISORY BALLOT
                   Mark up to 12 names, but not more than 12.

The   parenthetical   letter   "N"  designates   representatives   for  Northern
California shareholders.

 / /     Louis A. Amen                / /     Willard "Bill" MacAloney
         (Incumbent)                          (Incumbent)

 / /     John Berberian               / /     Jay McCormack
         (Incumbent)                          (Incumbent)

 / /     Del Clegg, Jr. (N)           / /     Louis Melillo

 / /     William C. Evans (N)         / /     Morrie Notrica
         (Incumbent)                          (Incumbent)

 / /     John Fujieki, Jr.            / /     Michael A. Provenzano
                                              (Incumbent)

 / /     Gene A. Fulton               / /     Edward J. Quijada
         (Incumbent)

 / /     Lyle A. Hughes               / /     Allan Scharn
         (Incumbent)                          (Incumbent)

 / /     Darioush Khaledi             / /     Farid (Mike) Shalabi
         (Incumbent)

 / /     Mark Kidd (N)                / /     Jim Stump
         (Incumbent)                          (Incumbent)

 / /     Leonard R. Leum              / /     Kenneth Young (N)
         (Incumbent)                          (Incumbent)

 / /     Richard L. London

                                   IMPORTANT!

 This ballot is not a proxy. At this time we are not asking you for a proxy, and request that you not send us a proxy.

 This ballot is not valid unless returned in the envelope provided. It must be received by January 20, 1995.

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

Candidates' Statements
- --------------------------------------------------------------------------------

           [PHOTO]

        LOUIS A. AMEN
        (Incumbent)
        Super A Foods, Inc.
        Los Angeles & Orange Counties

      For the past 20 years, Mr. Amen has served on the board of directors of Certified Grocers. Currently, Mr. Amen is a member of the Finance, Administrative, Marketing, Real Estate, and Personnel and Executive Compensation Committees. In addition, Mr. Amen serves as a director on the following Cergro subsidiaries: Grocers General Merchandise Company, Grocers Specialty Company, and Springfield Insurance Company, Ltd. Mr. Amen is a director and past chairman of California Grocers Association.
      Mr. Amen is the owner-operator of Super A Foods with 10 stores. He has been actively involved in the food industry for over 50 years and a Certified member of 42 years.

           [PHOTO]

        JOHN BERBERIAN
        (Incumbent)
        Berberian Enterprises, Inc.
              dba
        Jons Markets
        Los Angeles

      Mr. Berberian is currently a member of Cergro's board of directors where he serves on the Real Estate and Retail Development Committees. Mr. Berberian also serves as chairman of the board of Grocers Specialty Company and is a director of Grocers General Merchandise Company, both Cergro subsidiaries.
      Mr. Berberian is the owner and president of Jons Markers which operates ten successful independent stores. Because it is a family-owned chain, Mr. Berberian has acquired experience in all phases of retail operation.
      Since 1977 when he opened his first store, Mr. Berberian has been an active member of Cergro and has worked closely with them. As Jons Markets grew to ten stores in a relatively short time, Mr. Berberian has learned how valuable Cergro is to its members and is sensitive to the many problems facing independents today.
      Mr. Berberian believes that his past experience as a Cergro board member will enable him to make a positive contribution to the Cergro membership.

           [PHOTO]

        DEL CLEGG, JR.
        Alpine Colony Enterprises, Inc.
        dba
        Cookie Crock Market
        Cambria

      Mr. Clegg is the vice president and general manager of Alpine Colony Enterprises, Inc., dba Cookie Crock Market. His 22 years of experience in the industry has given him hands on knowledge of all phases of daily store operations, including all aspects of financial planning and new store development, leading to a 21-fold increase in sales in 14 years. He has been a Certified member for 14 years and has served on several Certified Steering Committees. He works with GEC, a subsidiary of Certified, and software manufacturers as a test site for new technology. He also serves on the board of NCGA.
      Being a member of the southern division before transferring to the northern division at its inception, he feels he would be able to create stronger unity between north and south to benefit Certified as a whole. Mr. Clegg believes in Certified's future and realizes that independents must stick together and utilize the opportunities provided by Certified in order to maintain and enhance the industry as we know it.

           [PHOTO]

        WILLIAM (CHUCK) EVANS
        (Incumbent)
        Twain Harte Market, Inc.
        Twain Harte

      Mr. Evans is president and co-owner with his wife of Twain Harte Market in Twain Harte, California. He started in the grocery industry in 1946 with Purity Stores. After four years in the U.S.A.F., he worked with Safeway Stores, managing for 20 years.
      In 1979, he and his wife purchased a small 4,000 sq. ft. grocery store in Twain Harte. In 1982, they opened a new 20,000 sq. ft. market in a new shopping center in that same city.
      Mr. Evans is very involved in community organizations. He has been the past president of the Rotary Club and the Chamber of Commerce. He currently serves on the board of El Capitan National Bank and is financial chairman for Outreach, through Young Life International, to high-school-age people in Russia.
      Mr. Evans is very active in the grocery industry, and has been selected as an Outstanding Independent Grocer for nine years straight by Progressive Grocers Magazine. He currently serves as a director on the boards of NCGA and CGA.
      Mr. Evans states, "I'm excited about what is happening at Certified. Many good changes are going on, and I hope I continue to be a part of that."
      Mr. Evans is currently a member of Certified's board of directors and serves on the Retail Development Committee. He also serves as a director of Grocers Capital Company and Grocers Specialty Company, both Certified subsidiaries.

CANDIDATES' STATEMENTS
- --------------------------------------------------------------------------------

           [PHOTO]

        JOHN T. FUJIEKI, JR.
        Star Markets, Ltd.
        Honolulu, Hawaii

      Mr. Fujieki is senior vice president of Star Markets, Ltd., headquartered in Honolulu, Hawaii. Star Markets is a successful family-run business that has been in operation in Hawaii since 1927. Currently, there are nine Star Markets stores.
      Mr. Fujieki began working in the family business at the age of 12. While attending Chaminade College in Hawaii, Mr. Fujieki worked full time in the family business. Hands-on experience has earned him the respect of many employees and business peers. He has a deep understanding of the grocery business through visits to many retailers across the country and in the Pacific Region. Mr. Fujieki has served on the board of Certified's wholly-owned subsidiary, Hawaiian Grocery Stores, Limited.
      Mr. Fujieki believes that he can contribute a new, fresh, global approach to the industry, and will strive to find new ways to expand business opportunities.

           [PHOTO]

        GENE FULTON
        (Incumbent)
        Jensen's Complete Shopping, Inc.
        dba
        Jensen's Finest Foods
        Blue Jay

      Mr. Fulton currently serves as a member of Certified's board of directors. He is also a member of the Nominating Committee and is a director of Grocers and Merchants Insurance Service, Springfield Insurance Company, Grocers General Merchandise Company, and Grocers Specialty Company.
      Mr. Fulton started his grocery industry career in 1957 as a box boy, advancing to the post of general manager in 1971. Ten years later, he purchased the original Jensen's Finest Foods in Blue Jay.
      As president of Jensen's Finest Foods, Mr. Fulton now operates markets in Blue Jay, Palm Desert, and Palm Springs. He also operates convenience stores in Lake Arrowhead and Rancho Mirage, dba Jensen's Minute Shoppe.
      He is active in community affairs and is a firm believer that the independent has a strong future in California. He feels that times such as these are truly tough for all of us, and it is imperative that we keep our product costs as low as possible. This is his number one goal. Mr. Fulton welcomes your ideas and support.

           [PHOTO]

        LYLE A. HUGHES
        (Incumbent)
        Yucaipa Food Fair, Inc.
             dba
        Calimesa Food Fair
        Calimesa

      At present, Mr. Hughes is a Certified board member and serves on the Audit, Finance, and Retail Development Committees. He serves as chairman of Grocers Equipment Company and is a director of Grocers Specialty Company, both Certified subsidiaries.
      Mr. Hughes has worked in the grocery industry for the past 41 years and is now a partner-owner and general manager of Calimesa Food Fair in Calimesa, California. He is also chairman of the Inland BIG Ad Group and a strong supporter of Certified, with purchases from all departments.
      Mr. Hughes feels there is a definite future for independent operators provided Certified is able to remain strong and continues to be a low-cost supplier of product. He also believes Certified must foster a climate in which current and new operations can thrive and grow. With your help he will work toward these goals.

           [PHOTO]

        DARIOUSH KHALEDI
        (Incumbent)
        K.V. Mart Co.
                dba
        Top Valu Markets &
        Valu Plus Food Warehouses
        Los Angeles and Orange Counties

      Mr. Khaledi, chairman and chief executive officer of K.V. Mart Co., opened the first Top Valu Market in Torrance in 1977, and has been a member of Certified Grocers from that time forward. He now operates nine Top Valu Markets and four Valu Plus Food Warehouse Markets.
      Mr. Khaledi was elected to the board for a third time last year and, as a director, plays a major role in the re-engineering of Certified Grocers. He is an active member of the Finance, Personnel and Executive Compensation, and the Retail Development Committees, as well as a director of Grocers Equipment Company and Grocers Capital Company.
      Mr. Khaledi was honored five times by the Progressive Grocers Magazine, and serves on the board of directors for the Food Marketing Institute, California Grocers Association, and the Food Industry Insurance Association. He maintains a high visibility in the industry and is very involved in industry issues, at the local, state, and national levels.
      Mr. Khaledi graduated with a masters degree in civil engineering from Tehran Polytechnic in 1968, and graduated from the University of Southern California's Effective Management Program in 1981.

CANDIDATES' STATEMENTS
- --------------------------------------------------------------------------------

           [PHOTO]

        MARK KIDD
        (Incumbent)
        Mar-Val Food Stores, Inc.
        Central Valley

      Mr. Kidd is the owner and president of Mar-Val Food Stores, a family-run company in the Central Valley.
      Mr. Kidd is presently a director on the Certified board and serves as a member of the Retail Development and Nominating Committees. He is the chairman of both the Grocers and Merchants Insurance Service and Springfield Insurance Company, and a director of Grocers Equipment Company. He is actively involved in all aspects of the grocery industry. Mr. Kidd has been involved in the grocery business for 27 years, beginning in his high school years. He then went on to graduate from Brigham Young University, returning to California to begin to build the company business.
      Mr. Kidd has served on the Northern California Grocers Association board of directors, becoming chairman in 1984. He has served on the board of directors of both California Grocers Association and National Grocers Association. He is active in his community and church affairs. Mr. Kidd feels that independent grocers need to work together in combating the competition of the major chains.
      Mr. Kidd welcomes your ideas and asks for your support.

           [PHOTO]

        LEONARD R. LEUM
        (Incumbent)
        Pioneer Foods, Inc.
        Los Angeles

      Mr. Leum is past chairman of the Certified board of directors and has represented the membership as a director for the past 20 years. He is currently chairman of the Audit Committee and serves as a director of both the Personnel and Executive Compensation and Finance Committees. Mr. Leum also serves as the Chairman of Grocers Capital Company, a subsidiary of Certified.
      Mr. Leum has been actively engaged in the retail food industry since 1940, and a Certified member since 1966.
      Because of his active role in the management of his company, Mr. Leum is acutely aware of problems and concerns facing independent operators served by Certified. As a board member, he has concentrated his efforts on those concerns.
      Mr. Leum is past chairman of the board of the California Grocers Association, and a past director, past chairman, and past president of the Southern California Grocers Association.

           [PHOTO]

        RICHARD L. LONDON
        Major Market, Inc.
        San Diego County

      As president and chief executive officer of Major Market, Mr. London put together an aggressive, talented team and started the highly successful company six years ago in North San Diego County. Currently they have two high volume stores, one in Fallbrook and the other in Escondido. Extensive expansion plans are scheduled concentrating on North San Diego County.
      The Escondido store was designed by Mr. London and features a full service French bakery, food service "court" complete with Chinese and Mexican kitchens and a barbecue mesquite grill. The store is unique in concept and design, form the fresh fruits and vegetables, to the fresh service seafood and butcher shop.
      Beginning his grocery career with Vons Companies in 1952, Mr. London progressed through the ranks to senior vice president in 1983, third in command of approximately 180 stores. He served on the board of directors and the executive, real estate, and store planning committees while at Vons. He currently serves on the board of directors for Major Market.
      He was recently elected to serve on the board of directors for California Grocers Association.
      Mr. London is considered a visionary in the grocery industry with a long history of successes. As Certified moves further into the challenging '90s, his commitment to excellence and innovative contributions will be invaluable assets to the entire Certified organization.

           [PHOTO]

        WILLARD "BILL" MacALONEY
        (Incumbent)
        Mac Ber, Inc.
            dba
        Jax Markets
        Los Angeles and Orange Counties

      For the past 13 years, Mr. MacAloney has served on the board of directors of Certified Grocers. Currently, he chairs the Certified board of directors and, as chairman, he is an ex-officio member of all board committees and ex-officio director of all Certified subsidiaries. Mr. MacAloney utilizes Certified's many programs to help fuel the success of Jax Markets.
      In addition to his Certified responsibilities and the operation of his four successful Jax Markets, Mr. MacAloney is a board member of the Food Marketing Institute (FMI) of Washington, D.C., California Grocers Association
(CGA) and Western Association of Food Chains (WAFC).
      Mr. MacAloney believes (1) the board of directors should be the driving force in establishing Certified's future for the success of the independents and
(2) a strong co-op is fundamental to the survival of independent grocers in our changing marketplace. Mr. MacAloney is accustomed to getting results even through the most difficult times and feels that this is the time to have board members who can do the same.

CANDIDATES' STATEMENTS
- --------------------------------------------------------------------------------

           [PHOTO]

        JAY McCORMACK
        (Incumbent)
        Alamo Market, 29 Palms
        Glen Avon Market, Glen Avon

      Mr. McCormack is the owner-operator of Alamo Market since 1986, and co-owner of Glen Avon Market, which opened in 1993. He worked for Certified Grocers from 1975 to 1986, acquiring a working knowledge of the co-op and its members.
      Mr. McCormack has served you on Certified's board since July 1992, chairs the Retail Development Committee, serves on the Finance and Nominating Committees, and is a director of Grocers Equipment Company and Hawaiian Grocery Stores.
      Mr. McCormack believes the board is ultimately responsible for the successful operation of Certified Grocers. He believes the company should focus on 3 major objectives:
    1. Provide retailers with competitively priced merchandise which permits strong retail margins;
    2.  Maximize the re-engineering benefit to reduce operating costs and;
    3. Increase sales through aggressive marketing to current and prospective members.
      Mr. McCormack welcomes the opportunity to serve you. Please call him with comments or concerns at (619) 367-7216.

           [PHOTO]

        LOUIS MELILLO
        Louis Foods, Inc.
        Pasadena

      Mr. Melillo began his grocery career in a family store outside Boston at a very young age. His move to California brought him to Boys Markets, and a clerk's job. His many years and positions brought him to the top position of executive vice president. In 1979 he left the corporate world to become an independent store owner.
      During his many years in the grocery industry, Mr. Melillo was heavily involved in Food Industry Associations, and was elected chairman on the board of the Southern California Grocers Association (1978-1979).
      Prior to opening his own store, he taught marketing and management classes for many years at the UCLA School of Business.
      Mr. Melillo has been through the many cycles of the grocery business. He has a strong commitment to Certified, and believes that his contribution can strengthen Certified's and its member's future. He enjoys challenges and knows how to survive throughout the toughest times, and competition. He believes that to remain strong through the tough times is insurance for a successful future.

           [PHOTO]

        MORRIE NOTRICA
        (Incumbent)
        Joe Notrica, Inc.
        dba
        The Original 32nd Street Market
        Los Angeles County

      Mr. Notrica is president and sole operating officer of one of the largest independent markets in Los Angeles. Under his direction, The Original 32nd Street Market has expanded from 1,800 to 50,000 square feet and is still growing. In addition, he has opened four more stores.
      In his more than 43 years in the food industry, Mr. Notrica has been active in every phase of the business from the buying of produce and other department commodities, to the complex areas of accounting, payroll and other corporate functions. He is an innovator whose 16 checkstand scanning registers have attracted interest from retailers as far away as New Zealand, Japan, and Finland.
      Mr. Notrica has received resolutions from the Los Angeles City Council and the California State Assembly for his civic affairs activity. He has also received the Progressive Grocers Merchandising Award for 1985-1986 and the Mexican American Grocers Association Retailer of the Year Award for 1987. A member of the Certified board of directors, he serves on the Nominating and Retail Development Committees, and the boards of Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company, Hawaiian Grocery Stores, and the Springfield Insurance Companies. He is also a director of California Grocers Association, a member of the Public Affairs Assembly of the Food Marketing Institute, and serves on the board of directors for the Mexican American Grocers Association. He believes that the retail food industry is a "people business" and he's involved.

           [PHOTO]

        MICHAEL A. PROVENZANO
        (Incumbent)
        Pro & Son's, Inc.
             dba
        Southland Market
        Ontario

      Mr. Provenzano has worked for 36 years in the grocery industry. He is a graduate of Cal Poly Pomona, where he majored in business. He received a food industry scholarship to USC, and was nominated to the roster of Outstanding Young Men of America.
      Mr. Provenzano serves as director on the Finance and Retail Development Committees, as well as the subsidiary boards for Grocers and Merchants Insurance Service, Grocers Specialty Company, and the Springfield Insurance Companies. He is past chairman of the California Grocers Association and was just again selected to serve as director on that board. Representing the independents, he serves as a committee member to the Food Marketing Institute (FMI).
      Mr. Provenzano purchased Southland Market in 1979. In 1987 he was voted one of the top independents across the United States.
      As an independent, he recognizes the needs of retail operators in our changing marketplace and will offer his best efforts to represent you on the board. He welcomes your questions. You may call him at 909/984-8711.

CANDIDATES' STATEMENTS
- --------------------------------------------------------------------------------

           [PHOTO]

        EDWARD J. QUIJADA
        Tresierras Brothers Corporation
        San Fernando and Santa Clarita Valleys

      Mr. Quijada is the executive vice president of Tresierras Brothers Corporation, a family-run company serving the communities surrounding its four supermarkets and bakery for 50 years.
      Mr. Quijada has over 22 years of management experience, including 16 years with the Space and Defense division of TRW Inc., a high technology firm in Redondo Beach. While at TRW he held management positions of increasing responsibility, culminating with a position as assistant division manager of procurement and material. He's currently a supply corps captain (06) in the United States Naval Reserve with over 34 years of service. He is now the deputy commander of Naval Reserve Logistics Task Force Pacific, a high visibility contingency response unit in San Diego.
      Mr. Quijada has served on the board of directors of Valley Pride Development Corporation, Loyola Marymount University's Mexican-American Alumni Association, and TRW's Career Opportunities for Youth, Inc. He holds a bachelors and masters degree in business administration from Loyola Marymount University.
      This experience and education, plus his active role in all aspects of the management of his company, bring a UNIQUE and FRESH PERSPECTIVE to the problems and concerns of independent operators. Mr. Quijada's campaign slogan is "WE NEED NEW BLOOD" on the Certified board of directors.

           [PHOTO]

        ALLAN SCHARN
        (Incumbent)
        Gelson's Markets
        Mayfair Markets
        Encino

      Mr. Scharn is currently a member of Certified's board of directors, and is chairman of Grocers General Merchandise Company, one of Certified's subsidiaries.
      Following six years with Serber's Foods, a three-store independent grocer, Mr. Scharn joined Gelson's Markets in 1960 as a grocery clerk. He has subsequently served as assistant manager, grocery manager, store manager, grocery, frozen food and general merchandise buyer, vice president and general manager and is currently, president of Gelson's Markets.
      Mr. Scharn believes that the independent food retailer's survival and ability to grow in the competitive Pacific marketplace can be assured only if we position Certified to professionally, equitably, and competitively provide services and resources by all its members.

           [PHOTO]

        FARID (MIKE) SHALABI
        R-Ranch Markets, Inc.
        Los Angeles and Orange Counties

      Mr.  Shalabi  is  currently  a  successful  businessman  involved  in  the ownership and personal operation of several independent grocery stores, warehouses, and a real estate investment company.
      Mr. Shalabi's solemn pledge is to extend his utmost abilities and expertise for the betterment of Certified Grocers and its independent grocers membership. He is eager and willing to devote his energies and acumen to make a better business climate for his independent grocer fellow operators. As part of his due diligence, he plans to participate in upgrading the current Certified system of purchasing, service fees, and delivery fee structure to a greater degree.
      Mr. Shalabi is president of the Modern Independent Grocers Group.
      Your vote for Mike Shalabi is a vote for first-class leadership and confidence in the future.

           [PHOTO]

        JIM STUMP
        (Incumbent)
        Stump's Market, Inc.
        San Diego

      Currently, Mr. Stump is a member of Certified's board of directors and serves on the Personnel and Executive Compensation, Finance, and Retail Development Committees. He is the chairman of the Nominating Committee and a director for Grocers Equipment Company and Hawaiian Grocery Stores, both Certified subsidiaries.
      Mr. Stump has worked in the grocery industry for 40 years, 22 of them with a chain operation where he rose to the post of district manager responsible for 22 stores. He has spent the past 18 years developing and operating his own stores. He is president of Stump's Market, Inc., San Diego.
      Mr. Stump believes, because of his experience in both chain-store and single-store operations, he can relate to the problems and opportunities of each. He feels strongly that areas as large as San Diego and Imperial Counties should have representation on the board.

CANDIDATES' STATEMENTS
- --------------------------------------------------------------------------------

           [PHOTO]

        KENNETH YOUNG
        (Incumbent)
        Jack Young's Supermarkets
              dba
        Young's Markets
        Visalia

      Mr. Young is vice president and a stockholder of Young's Markets, a family-run company that has been a member of Certified Grocers since 1950 (44 years). Young's Markets operates six supermarkets located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960 and is experienced in all phases of the business including operation, purchasing, advertising, personnel, accounting, data processing, and real estate.
      Mr. Young holds a masters degree in accounting from UCLA and a B.S. degree from USC's Food Distribution Program (1967-1968). Mr. Young was a supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. He is married and has a son and a daughter (twins) 17 years old.
      Mr. Young currently serves as a member of Certified's board of directors and is a director of the Audit and Finance Committees.
      Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice versa. He states, "The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A co-op must be run like any other business; it must be run efficiently as possible to produce profits for its members."

January 3, 1995

Dear Certified Shareholder:

A Nominating Committee has been appointed by the Board of Directors of Certified Grocers of California, Ltd., to select nominees for election as Directors for the 1995 Board of Directors.

The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of Certified's Class A shares. This is being done to assist the Nominating Committee in selecting the 12 persons who will be nominated by the Board of Directors for election by the holders of the Class A shares. In selecting candidates for the Advisory Ballot, the Nominating Committee has reviewed names suggested by shareholders, as well as those provided by Certified's management. The individuals appearing on the Advisory Ballot have been contacted to determine their willingness to have their names placed on the Advisory Ballot and each has consented.

The Nominating Committee and the Board of Directors, in recognition that member patrons in Northern California represent 30% of Certified's sales, took action in 1992 to ensure that there will be representation of Northern California shareholders among those nominated for election to the Board of Directors. Accordingly, the Nominating Committee will place in nomination for election to the Board of Directors a minimum of two (2) names from the candidates representing Northern California on the Advisory Ballot.

We are also enclosing an information statement regarding the Advisory Ballot as well as individual statements by each of the persons named in the Advisory Ballot. You should carefully review these materials before voting on Advisory Ballot.

The Advisory Ballot contains the names of 21 persons, 15 of whom are incumbent Directors. In addition, 4 persons represent Northern California, 3 of whom are incumbents. As the holder of Class A shares of Certified, you are entitled to vote for up to 12 names on the Advisory Ballot -- one vote for each name selected. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, your Advisory Ballot will be invalidated if you vote for more than 12 of the named persons. In addition, if you cast more than one vote for any such person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

Coopers & Lybrand, L.L.P., an independent outside auditing firm, will tally the votes.

To assure accuracy and accountability, Coopers & Lybrand, L.L.P. has requested that the control number appearing on the enclosed return envelope not be removed.

THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE.

The Advisory Ballot is your opportunity to express your choice for nominees for election as Directors by the holders of Certified's Class A shares. YOUR VOTE IS VERY IMPORTANT, and we urge you to please vote your preference and return your Advisory Ballot so it is received by Coopers & Lybrand, L.L.P., on or before JANUARY 20, 1995.

THE NOMINATING COMMITTEE
Jim Stump, Chairman
Gene Fulton
Mark Kidd
Jay McCormack
Morrie Notrica
Bill MacAloney (Ex-Officio Member)
Alfred A. Plamann (Ex-Officio Member)

PLEASE NOTE: The Advisory Ballot is not a proxy, and at this time we are not asking you for a proxy and you are requested not to send us a proxy.

                                 [Cookie Crock                           [Photo]
                               Super Market Logo]

                                  DON'T FORGET
                                    TO VOTE
                                  CERTIFIED'S
                                ADVISORY BALLOT

  Voice your choice for Certified's Board of Directors.

  Thanks for your support,
  DEL CLEGG, JR.

                                 [Cookie Crock                           [Photo]
                               Super Market Logo]

December, 1994

DEAR FELLOW CERGRO MEMBER:

I co-own and operate the Cookie Crock Supermarket in San Luis Obispo County on the Central California Coast. We compete with Lucky's, Albertson's, and Vons. I am seeking a position on the Board of Directors because of my strong belief that Certified's future will continue to depend upon the destiny of the independent grocer.

Certified's great strength is in its collective buying power and in its ability to move mass amounts of merchandise from the manufacturer to the consumer. This is equally true whether from the perspective of the independent grocer or from that of a multiple store chain. My special location (half way between Los Angeles and San Francisco) and my 14 years with Certified makes me an appropriate liaison between Northern and Southern Divisions.

Although I feel communication is one of my strongest traits, my service to the Board would also be built upon my ability to put together coalitions of differing interests for the advancement of all. I feel strongly that serving the customer, whomever they may be, is the number one priority to enable our industry to continue being successful in the years to come.

Please cast your vote on the 1995 Advisory Ballot and accept my offer to serve you, the customer of Certified Grocers.

Respectfully submitted,

DEL CLEGG, JR.
Vice President

                                 [Star Market]

John T. Fujieki is senior vice president of Star Markets, Ltd. headquartered in Honolulu, Hawaii. Star Markets is a very successful family run business that has been in operation in the 50th state since 1927. There are nine stores. Six stores are located on the island of Oahu, two stores are on Maui and one store on the island of Kauai.

John began working in the family business at the age of twelve. He worked his way through Chaminade College in Hawaii and then began working full time in the family business. Training, discipline and learning through a hands-on experience has earned John the respect of many employees and business peers. He has a deep understanding of the grocery business through visits to many retailers across the country and in the Pacific Region. Many current store operations at Star Markets emulate the best of management and marketing techniques from around the world.

"MY REASON  TO SERVE  ON  THE BOARD  OF DIRECTORS  OF  CERTIFIED GROCERS  IS  TO
CONTRIBUTE A NEW, FRESH GLOBAL APPROACH TO OUR INDUSTRY. I ALSO OFFER YOU MY EXPERIENCE AS A MEMBER OF THE BOARD OF DIRECTORS OF CERTIFIED'S WHOLLY OWNED SUBSIDIARY, HAWAIIAN GROCERY STORES, INC.

PLEASE CAST YOUR VOTE FOR ME AND I WILL STRIVE TO FIND NEW WAYS TO MAKE OUR BUSINESS MORE BENEFICIAL TO US ALL."

Elect John T. Fujieki to the board of directors of Certified Grocers.

Over 60 years ago, Tsunejiro Fujieki and his wife Mika had a dream of starting a family business. What's come of their efforts has turned out to be bigger than anyone in the family could have imagined.

It began as a simple meat market in 1929, in a modest building on Cooke Street, with Mika doing the butchering and Tsunejiro manning the front. Theirs was a neighborly shop, with friendly service and great deals on quality products. After closing time, the Fujiekis would often stay and work into the night to ensure a pleasant shop for the customers the next day.

Eventually this first Star Market expanded to include groceries, and the Fujieki sons began to help out after school. Soon their little store turned out to be a giant success, and the Fujiekis called a family council to discuss the future of the business.

The Fujiekis retired in 1939, and their sons Richard, John, and George took over. Having had eight years' experience with their parents, the sons knew how the retail grocery business worked. In 1940, they opened a second market on South Beretania Street; five years later, they opened a third, at Liliha and School Streets. Each of the sons managed one store.

In 1948 the brothers began to modernize and enlarge their markets, and by 1949 the chain was four modern markets strong, each offering a complete line of groceries, fresh fruits and vegetables, meats, fish, liquors, frozen foods, and household merchandise. Business had tripled by then, and staff had increased to 25.

Time came again to pull the family together and discuss the future. The brothers realized that the medium-sized markets would quickly become obsolete, and made plans accordingly.

Six years and four hundred thousand dollars later, John and George opened the first Star supermarket. On the corner of Beretania and King Streets, the building offered 13,500 square feet of selling space and remains one of Honolulu's top supermarkets today. The brothers opened a second supermarket at Kamehameha Shopping Center in 1959, the largest supermarket on the islands with 20,000 feet of selling space, air conditioning, a public address system and other modern features. About a year later, they purchased four supermarkets from Western Super, at the Waialae Shopping Center, Kaimuki, Kailua, and Halawa, bringing the total up to nine supermarkets.

The Fujieki family continues to stay at the forefront of technical developments and supermarket trends. In 1980 they computerized their data processing, and in 1982 they added grocery scanners. Star Markets today offers service delis, in-store bakeries, and even reusable canvas grocery bags for the environmentally-concerned.

And yet, with so much growth, George, John, Richard, and Raymond Fujieki still believe in the same values of service and neighborliness that their parents believed in. Now, even as the fourth largest food chain in Hawaii, Star Markets hasn't forgotten its mom-and-pop roots.

                               [Louis Foods Logo]

Mr. Melillo began his grocery career in a family store outside of Boston, at a very young age. His move to California brought him to Boys Market, and a clerks job. His many years and many positions brought him to the top position of Executive Vice President. In 1979 he left the Corporate world to become an Independent store owner.

During his many years in the Grocery Industry Mr. Melillo was heavily involved in Food Industry Associations, and was elected Chairman of the Board of the Southern California Grocers Association (1978-1979).

Prior to opening his own store Mr. Melillo taught Marketing, and Management classes for many years, at the UCLA School of Business.

Mr. Melillo has been through the many cycles of the Grocery Business. He has a strong commitment to Certified, and believes that his contribution can strengthen Certified's future, as well as the members. He enjoys challenges and knows how to survive throughout the toughest times, and competition. To remain strong through the tough times is insurance for a successful future.

I Hope I can count on your vote.

Sincerely,

Louis C. Melillo
President

                     [Tresierras Brothers Corporation Logo]
                    P.O. Box 9202  Sylmar, California 91392
               13712 Foothill Boulevard  Sylmar, California 91342
                                 (818) 362-0433
- --------------------------------------------------------------------------------

Fellow Certified Member:

I am the Executive Vice President of Tresierras Bros. Corporation which has just celebrated its 50th anniversary. My responsibilities include managing all aspects of this expanding family run business of four supermarkets and a bakery.

Tresierras Bros. Corporation has always been a loyal member of Certified. Excellence is needed from Certified for us to remain competitive and profitable. Although I believe good progress has been made this past year to improve and streamline Certified's operation by reducing head count by approximately 1,000 employees, I know much remains to be done. For example, Certified's Cross Dock program implemented this year is a step in the right direction, however, it does not go far enough to satisfy the independent operator's needs because the item selection is too limited. Without some new leadership and ideas on the Board, I question whether necessary further major improvements will be realized.

I am confident my unique background and perspective can help make a difference in making Certified a stronger, more efficient and effective organization. I firmly believe what we need on the Board are fresh ideas and new ways of looking at problems and concerns.

I bring over 22 years of management experience including 16 years with TRW, Inc. Space and Electronics and 24 years of U.S. Navy experience. I am currently a Naval Reserve Supply Corps Captain (06) and am the Deputy Commander of the Logistics Task Force Pacific. Both at TRW and with the Navy, I have extensive experience in implementing Total Quality Management (TQM). In fact, I have also been successful utilizing TQM approaches at Tresierras Bros. Corporation.

My campaign slogan is "we need new blood" on the Board of Directors for Certified Grocers of California, Ltd. If you agree, then I solicit your support to vote for me.

Very Truly Yours,

Edward J. Quijada
Executive Vice President

                             [R Ranch Market Logo]
R-RANCH MARKET, INC.                                        R-RANCH MARKET, INC.
2521 W. McFadden                                              4040 W. Washington
Santa Ana, CA 92704                                        Los Angeles, CA 90016
(714) 541-4355                                                    (213) 732-9153
FAX (714) 541-2310                                            FAX (213) 732-6648

Name                                      Date:
COMPANY
Address
City, State, ZIP

(Salutation):

It is with the greatest of pleasure that I ask you, as a fellow Independent Grocer, for your vote to place me on the Board of Directors of Certified Grocers of California.

When elected, I give you my solemn promise to extend all of my considerable energy, business expertise and acumen, to improve the status and procedures of our fine CERGRO organization and better your business environment.

In particular, and among other changes, my objective is to improve arrangements with upgrading the current Certified system of purchasing, service fees, and delivery fee structure to a greater degree.

I pledge that your vote for me, Mike Shalabi, is a vote for first class leadership and to advance the future success of your business.

I have confidence in your recognition.

Cordially,

Farid (Mike) Shalabi, President/CEO
R-Ranch Markets, Inc. & Affiliates

       [JONS Markets Logo]
       Corporate Offices: 5315 Santa Monica Boulevard, Los Angeles, California 90029 (213) 460-4646
                                                      FAX (213) 962-3002]

                                 JOHN BERBERIAN

Fellow Certified Member:

As you already know, I am campaigning for re-election to Cergro's Board of Directors. I began in the retail grocery industry in 1977 and have developed my company into a successful eleven-store supermarket chain.

Over the past few years, I have made significant contributions toward several positive modifications at Certified in response to your overwhelming concerns. I am and will continue to be actively involved with Cergro's policies and programs that will benefit all of us as members to enable ourselves to stay competitive during these difficult economic times. I believe that with your support and my past experience as a Board member, we can help keep Cergro a strong wholesaler. Therefore, if you support a strong Certified organization then I respectfully request that you vote for my re-election to the Board of Directors of Certified Grocers of California, Ltd.

Thank you.

Sincerely,

John Berberian
President

       [JONS Markets Logo]
       Corporate Offices: 5315 Santa Monica Boulevard, Los Angeles, California 90029 (213) 460-4646
                                                      FAX (213) 962-3002]

                                 JOHN BERBERIAN

Fellow Certified Member:

I am currently a member of Certified Grocers' Board of Directors and serve on the Finance Committee and Retail Development Committee. I am also a member of the Board of Directors of Grocers Equipment Company, Grocers General Merchandise Company and Chairman of the Board of Grocers Specialty Company.

I started in the grocery business almost two decades ago by purchasing my first store in Los Angeles. With plenty of hard work and determination I have been able to develop a chain to the current level of eleven stores. I have been and still am a strong supporter of Cergro's policies and programs which have made it possible for Independent persons like myself to expand and compete.

Additionally, I plan to remain in the grocery business well into the distant future. Therefore I, like yourself, have concerns about the future of Certified and the Independents in the California marketplace. Last year I worked diligently to make some serious and positive changes in order to enable Certified to maintain itself as a viable wholesaler.

If re-elected to the Board I promise to continue to help maintain Certified as a strong wholesaler especially during these challenging economic times, I feel that with a strong organization we will be able to compete in this market.

If you concur that Certified has the potential to become a stronger organization then I solicit you to support me for the Board of Directors of Certified Grocers of California, Ltd.

Sincerely,

John Berberian
President

Kenneth Young
Young's Markets
1313 S. Mooney Blvd.
Visalia, CA 93277

Dear Member:

As a member of Cergro, you are the reason for Certified Grocers' existence. The Board of Directors should always remember that the members are number one. The Board is there to serve its members.

I am running for re-election to the Board of Directors of Cergro representing Northern California.

My first term serving on the Board of Directors of Certified has been exciting for me as well as for Certified. Certified has a new President and CEO. Many programs have been put in place to reduce costs and increase efficiency and accountability. Certified is planning for the future, which looks bright. Certified is on the right track to becoming an aggressive, efficient wholesaler.

I feel that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators.

As a member of the Board of Directors of Cergro, I will always work for you because you are the reason that Certified Grocers exists. If you have any questions or suggestions, please call me at (209) 625-9252.

I thank you for your support.

Sincerely,

Kenneth Young
Vice President

P.S. Please vote and send in your advisory ballot. You do not have to cast all 12 votes. Just vote for people that you know and people that you feel that would do a good job. You can send in your ballot even if you only vote for one person.